CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2004 relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to Shareholders of Titan 500 Master Fund, Tempest 500 Master Fund, Velocity 100 Master Fund, Venture 100 Master Fund, Titan 500 Fund, Tempest 500 Fund, Velocity 100 Fund, and Venture 100 Fund, (eight of the funds comprising the Rydex Dynamic Trust, hereafter referred to as the "Funds"), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
Baltimore, Maryland
April 26, 2004